BY FACSIMILE


October 30, 1996


100 Providence Square Limited Partnership
c/o The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road
Suite A-200
Bannockburn, Illinois  60015
Attention:  Ilona Adams

The Balcor Company
Bannockburn Lake Office Plaza
2355 Waukegan Road
Suite A-200
Bannockburn, Illinois  60015
Attention:  James Mendelson

Katten Muchin & Zavis
525 West Monroe Street
Suite 1600
Chicago, Illinois  60661
Attention:  Daniel J. Perlman, Esq.

     Re:  Providence Square Apartments
          Charlotte, North Carolina

Ladies and Gentlemen:

     Reference is made to that certain Agreement of Sale dated as of October 17, 1996 by and between Group One Investments, Inc., an Illinois corporation ("Purchaser"), and 100 Providence Square Limited Partnership, an Illinois limited partnership ("Seller"), as amended by that certain Amendment No. 1 to Agreement of Sale dated as of October 17, 1996 by and between Purchaser and Seller (collectively the "Agreement"), pertaining to the purchase and sale of the captioned property.

     This letter will confirm the agreement between Purchaser and Seller that Purchaser will (i) waive its right to terminate the Agreement pursuant to paragraph 7.1 of the Agreement, and (ii) deposit the Additional Earnest Money of $100,000.00 as required under paragraph 2.2 of the Agreement on the condition that Seller agrees to perform the following.

     1. Seller will afford Purchaser a credit in the amount of $500,000.00 at closing against the personal property purchase price due from Purchaser.

     2.  Deleted.

     3.  Deleted.
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     4.  Because Purchaser recently learned of the existence of a certain Cable
     Television Agreement dated May 6, 1996 (the "Cable TV Agreement") by and between Time Warner Entertainment Advance Newhouse Partnership, as Operator, and Seller, as Owner, which Cable TV Agreement contains economic terms substainially different from the terms of the prior agreement with Private Satellite Television which has since expired or been terminated, Seller shall afford Purchaser an additional credit in the amount of $23,700.00 at closing against the purchase price due from Purchaser.

     If the terms of this letter agreement are acceptable to Seller, kindly arranage for both originals of this letter agreement to be executed on behalf of Seller and return one fully executed original to us at your earliest convenience. Unless we receive a fully executed original of this letter by 5:00 p.m. CST today, this letter shall constitute notice from Purchaser pursuant to paragraph 7.1 of the Agreement that the Agreement is deemed terminated and the Initial Earnest Money should be returned to Purchaser.

     We look forward to your prompt response.

                                        Very truly yours,

                                        GROUP ONE INVESTMENTS, INC.,
                                        an Illinois corporation


                                        By:   /s/ Robert H. Weitzman
                                             ---------------------------------
                                        Name:     Robert H. Weitzman
                                             ---------------------------------
                                        Its:      President
                                             ---------------------------------


Accepted and Agreed to
30th day of October, 1996

100  PROVIDENCE SQUARE LIMITED
PARTNERSHIP, an Illinois limited partnership

By:  Balcor Current Income Partners-85, Inc.,
     an Illinois corporation, its general partner


By:  /s/ James E. Mendelson
     -------------------------------
Name:
     -------------------------------
Its:
     -------------------------------
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